EXHIBIT 10.48

                          CAMPAIGN MANAGEMENT AGREEMENT

THIS AGREEMENT is entered as of the 1st day of May, 1999 ("May 1st, 1999") by and between M2 MARKETING AND MANAGEMENT SERVICES, INC., 200 North Tustin Avenue, Suite 206, Santa Ana, California 92705, a California Corporation (herein after referred to as Campaign Manager) and, NATIONAL BOSTON MEDICAL, 43 Taunton Green, Suite 5, Taunton, Massachusetts 02780 (herein after referred to as Client).

                                    RECITALS

WHEREAS, Campaign Manager is in the Direct Response Television ("DRTV") production management business.

WHEREAS, Client desires to utilize the services of Campaign Manager to manage the DRTV Campaigns for short form and long form DRTV Commercials "Infomercial" and produced for Client.

NOW THEREFORE, in consideration of the mutual promises, and upon the terms and subject to the conditions set forth herein, the parties hereto agree as follows:

                                    AGREEMENT

(A)        Definitions.

1. "Infomercial" shall mean the infomercial/commercial produced for the Backstroke Massager, manufactured or distributed by Client.

2.   "Vendors" shall mean vendors in the following businesses:

           a.        Telemarketing (inbound) and/or outbound
           b.        Media Buying
           c.        All Home Shopping Opportunities
           d.        Fulfillment

3. "Term" of this agreement shall mean the period commencing on the Effective Date, and continuing until either party notifies the other party of its intent to terminate this agreement pursuant to Section 5 herein.

4. "DRTV Campaigns" shall mean Direct response Television Campaigns to be utilized in connection with the infomercial.

5.   "Territory" shall mean the United States and Canada.

(B)        Project.

Client hereby retains Campaign Manager and Campaign Manager agrees that it is responsible to manage Client's DRTV Campaign utilizing the Infomercial and


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to  identify  and select  Vendors,  negotiate  fees in the best  interest of the
Client, (subject to section3), manage Vendors, and report progress and results to Client.

(C) Testing of Infomercial.

Client retains the right to determine the final telemarketing, fulfillment, and media agency selection, including the right to select agencies or vendors, other than those recommended by Campaign Manager herein. Client is under no obligation to rollout the mass-market airing following the conclusion of the initial testing) the Infomercial if it is not satisfied with the results of the test broadcast of the infomercial. Client shall have exclusive control over the broadcast, performance and transmission of the Infomercial after completion of the initial testing thereof.

(D)        Project Fees.

Client agrees to pay Campaign Manager the fee of $5,000 per month, payable on or before the first business day of each month, during each month of the Term of this Agreement, commencing with the month that Campaign Manager initiates its performance on connection with the project.

In addition to monthly management fee, Client shall pay all hard costs that Campaign Manager must pay outside Vendors in association with the project. Campaign Manager shall not incur such costs without prior written consent of Client.

Campaign Manager acknowledges that Client retains the right to select Vendors hereunder and to approve the terms and conditions of any agreements or proposals with such Vendors. Campaign Manager shall not be constituted the agent or legal representative of Client for any purpose whatsoever. Campaign Manager is not granted any express or implied right or authority to assume or create any obligation or responsibility on behalf of or in the name of Client or to bind Client in any manner. All persons employed or otherwise engaged by Campaign Manager shall be deemed to be agents, employees, or representatives of Campaign Manager and Campaign Manager shall be solely responsible for the acts or omissions of such persons.

(E) Termination and Damages.

Either party may cancel by providing a thirty (30) day written notice to the other party consistent with the method as described in Paragraph 11, "Notices" which notice may be sent with or without cause. It shall be a breach of this Agreement if Client unreasonably prevents completion of the Project. If such breach occurs, Client shall pay Campaign Manager's actual damages, including, but not limited to, compensation for time and effort expended, and the actual amount of any expenses incurred.

(F) Indemnification.

1. Client agrees to indemnify, defend and hold harmless Campaign Manager, its principals, officers, directors, employees, independent contractors, agents, successors, assigns and licensees from all suits, claims, demands, damages, debt, liability, account reckoning, obligation, cost, expense, lien, action or cause of action, (including, but not limited to, actual damages, punitive damages, fines and attorneys' fees, whether or not litigation is commenced) arising out of (i) the product that is to be managed, (ii) the information, data and material provided by Client to


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     Campaign Manager and all claims made by Client with respect to the Product, and (iii) any act or omission by Client in breach by Client of it s warranties, representations, obligations and/or duties hereunder including, but not limited to, those related to the Product, including, but not limited to, the safety and efficacy of the Product , compliance with the rules, regulations and guidelines of the Federal Trade Commission regarding false and deceptive advertising practices.

2. Each party notify the other of any demand, suit or claim promptly after the first party has been formally advised thereof. Campaign Manager and Client shall each have the right to participate in the defense thereof with an attorney of their choice at their sole expense.

3. The provisions of this paragraph 6 shall survive the expiration or other termination of the Term of this Agreement.

(G)        Insurance.

Client will obtain and maintain at its sole expense during the Term hereof and for a period of one (1) year thereafter a comprehensive general liability and product liability insurance policy with minimum limits of One Million Dollars ($1,000,000.00) per incident and Two Million Dollars ($2,000,000.00) in the aggregate, with no deductible, naming Campaign Manager, and its respective officers, directors, and employees as additional insured. Such insurance policy shall provide that it cannot be canceled or modified subject to insures term. Client will furnish Campaign Manager with a true and legible copy of the insurance certificate upon execution of this agreement.

(H)        Further Documentation.

The parties hereto agree to take all actions and execute all documents reasonably necessary to effectuate the terms and intent of this Agreement.

(I) Binding Effect/Assignment.

This Agreement shall be binding upon and insure to the benefit of the parties and their successors and assigns. This agreement is not assignable without the prior written consent of the parties.

(J) Invalidity of Provisions.

If any provision of this Agreement shall be adjudged by a court to be void and unenforceable, the same shall in no way affect any other provision of this Agreement, or the validity or enforce ability of this Agreement as a whole.

(K)        Notices.

All notices permitted or required under this Agreement shall be sent and deemed given upon (i) personal delivery, (ii) 48 hours after having been dispatched by telegram, or (iii) five (5) days after having been deposited in the United States mail, certified, postage prepaid, return receipt requested, and addressed to the respective parties as follows (or at such other address as may hereafter be given by one party to the other party as provided by this Paragraph 11):

      If to Client:             NATIONAL BOSTON MEDICAL
                                43 Taunton Green, Suite 5


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                                Taunton, Massachusetts 02780

      If to Campaign Manager:   M2 MARKETING AND MANAGEMENT SERVICES, INC.
                                200 North Tustin Avenue, Suite 206
                                Santa Ana, California 92705


(L)        Modification.

All modifications to this Agreement must be in writing and signed by each of the parties.

(M)        Counterparts.

This Agreement may be executed in multiple counterparts, each of which shall be deemed an original Agreement, and all of which shall constitute one Agreement to be effective as of the Effective Date.

(N) Attorney's Fees.

Should any dispute arise as a result of this Agreement, each party hereby agrees to have the matter settled by the "under the rules" of American Arbitration Association, without the necessity of a court order. All rights of discovery allowed by law may be utilized and the prevailing party shall be entitled to an award of reasonable attorneys' fees and costs in addition to any other relief. Any decision by arbitration shall be final and binding upon the parties hereto.

(O)        Miscellaneous.

All negotiations are merged into this Agreement. This Agreement constitutes the entire understanding of the parties. There are no oral or other written agreements between the parties concerning the subject of this Agreement.. This Agreement shall constitute a binding obligation between the parties and shall be applicable beyond the term of this Agreement. The agreement is established upon execution.

(P)   Direct Response Industry.

Client acknowledges and agrees that it is well-informed about the financial risks associated with the Direct Response television advertising industry and that Campaign Manager makes no warranty, expressed or implied, as to the degree of success to be achieved by reason of the televising of the Infomercial, nor shall Client seek to hold Campaign Manager liable with the respect thereto. Campaign Manager has not made, and does not hereby make, any representation or warranty with respect to the level of sales and revenue to be derived as a result of the televising of the Infomercial. Client recognizes and acknowledges that the level of revenues from sales of the Products of any kind contemplated by this Agreement is speculative. Client agrees that it shall not make any claim , nor shall it seek to impose any liability upon Campaign Manager based upon any claim that more sales, revenues, media exposure, or customers could have been obtained or better business could have been done than was actually made or done by Campaign Manager or its successors, licensees and assigns, or that better business terms, prices or opportunities could have been obtained.




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(Q) Representation by Counsel.

Each party hereby represents that it has consulted, or has knowingly waived consulting, its own legal and tax counsel, accountants, or advisors concerning the tax and legal consequences of this transaction contemplated by this Agreement. Each party represents that it has relied solely upon the advice of its own advisors and not on any representations or warranties of the other party in connection with such consequences.

(R)        Confidentiality.

Campaign Manager agrees that all financial marketing, sales, operation and other commercially sensitive information, materials and knowledge acquired or learned from Client in connection with this Agreement will be held as confidential, not disclosed and preserved by Campaign Manager in strictest confidence. Campaign Manager further agree that such information will be imparted to its employees, agents, or third parties only on a "need to know" basis and that Campaign Manager will inform each such employee, agents, or third parties of his or her confidentiality obligations hereunder. Campaign Manager will return all information provided by Client upon Completion/Termination of this Agreement.

The obligations of this paragraph do not apply to information which:

1.   At the time of disclosure was previously known or in the public domain;

2. Subsequent to the time of disclosure became part of the public domain through no fault of Campaign Manager, its agents, third parties, or employee;

3. Is obtained by Campaign Manager from a third party not under obligation to Client; or

4.   Client, in writing, authorized Campaign Manager to release it.


Each party represents and warrants the authority of the undersigned to enter into this Agreement and bind the respective parties hereto.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

M2 MARKETING AND
MANAGEMENT SERVICES, INC.            By:        /s/ Adam T. MacDonald
A California Corporation             Title:     Senior Vice President
                                     Date:      7/10/99

NATIONAL BOSTON MEDICAL              By:        /s/ Daniel Hoyng
A Nevada Corporation                 Title:     CEO
                                     Date:      7/13/99


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             Addendum to M2 Marketing and Management Services, Inc.
                   Contract with National Boston Medical, Inc.

National Boston Medical, Inc. agrees to give and M2 agrees to accept the following shares of National Boston Medical, Inc Common stock if the following criteria are met:

Infomercial Period                        Unit             # of shares
July '99 to Sept. '99                     50,000                      25,000
                                75,000                     27,500

Sept. '99 to Dec. '99                     60,000                      30,000
                                90,000                     45,000

Jan. 2000 to March 2000                   60,000                      30,000
                                90,000                     45,000

April 2000 to June 2000                   50,000                      25,000
                                75,000                     37,500

Retail: M2 will receive a bonus of 20% of NBM, Inc. Common stock of the actual number of retail units sold. Example 100,000 retail units will result in the awarding of 20,000 shares of NBM, Inc. stock.

Term of the agreement are strictly confidential and this agreement can be terminated if shared with any third party without the express written consent of National Boston Medical, Inc.


/s/ Daniel Hoyng                       /s/ Adam T. MacDonald
-------------------                     ----------------------
Daniel Hoyng for National              Adam MacDonald for M2
Boston Medical, Inc.

June 19, 1999                          6/17/99
Date                                   Date